Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 29, 2020 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $48.7 million, or $0.19 per diluted share, for the three months ended December 31, 2019 as compared to $52.0 million, or $0.20 per diluted share, for the three months ended September 30, 2019 and $33.3 million, or $0.12 per diluted share, for the three months ended December 31, 2018. Included for the three months ended December 31, 2019 is $7.8 million, or $0.03 per diluted share, of additional income tax expense resulting from the revaluation of the Company’s net deferred tax asset as the State of New Jersey provided clarification in December 2019 relating to previously enacted tax law changes.

For the year ended December 31, 2019, net income totaled $195.5 million, or $0.74 per diluted share, compared to $202.6 million, or $0.72 per diluted share, for the year ended December 31, 2018. Included for the year ended December 31, 2019 is $7.8 million, or $0.03 per diluted share, of additional income tax expense resulting from the revaluation of the Company’s net deferred tax asset as the State of New Jersey provided clarification in December 2019 relating to previously enacted tax law changes.

The Company also announced today that its Board of Directors declared a cash dividend of $0.12 per share to be paid on February 25, 2020 for stockholders of record as of February 10, 2020, representing a 9% increase from the prior quarter.

Kevin Cummings, Chairman and CEO, commented, “Increased net interest income and fee income, in addition to lower expenses, contributed to our strong fourth quarter results. Our net interest margin expanded eight basis points this quarter as our deposit costs declined and we continued our focus on higher yielding commercial and industrial loans.”

Performance Highlights

•	Net interest margin increased 8 basis points to 2.61% for the three months ended December 31, 2019 compared to the three months ended September 30, 2019.

•	The cost of interest-bearing deposits decreased 18 basis points to 1.59% for the three months ended December 31, 2019 compared to the three months ended September 30, 2019.

•	Total deposits increased $187.6 million, or 1.1%, to $17.86 billion at December 31, 2019 from $17.67 billion at September 30, 2019.

•
Net loans decreased $40.2 million, or 0.2%, to $21.48 billion at December 31, 2019 from $21.52 billion at September 30, 2019. Commercial and industrial loans increased $269.7 million, or 10.1%, during the three months ended December 31, 2019.

•	Total non-interest income was $20.5 million for the three months ended December 31, 2019, an increase of $5.7 million compared to the three months ended September 30, 2019.

•	Total non-interest expenses were $106.8 million for the three months ended December 31, 2019, a decrease of $1.9 million, or 1.7%, compared to the three months ended September 30, 2019.

•
The Company revalued its net deferred tax asset as the State of New Jersey provided clarification in December 2019 in regard to previously enacted tax law changes that is expected to lower the Company’s state tax rate going forward. As a result, income tax expense for the three months ended December 31, 2019 included $7.8 million, or $0.03 per diluted share, of additional income tax expense related to the write down of the Company’s net deferred tax asset.

•
During December 2019, the Company entered into a purchase and sale agreement with Blue Harbour Group, L.P. (“Blue Harbour”), pursuant to which the Company repurchased from Blue Harbour the 27,318,628 shares of the Company’s common stock beneficially owned by Blue Harbour, at a purchase price of $12.29 per share, representing aggregate consideration of approximately $335.7 million.

Financial Performance Overview
Fourth Quarter 2019 compared to Third Quarter 2019
For the fourth quarter of 2019, net income totaled $48.7 million, a decrease of $3.2 million as compared to $52.0 million for the third quarter of 2019. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $4.3 million, or 2.6%, as compared to the third quarter of 2019. Changes within interest income and expense categories are as follows:

•
Interest expense decreased $8.5 million, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 16 basis points to 1.74% for the three months ended December 31, 2019. The average balance of interest-bearing deposits decreased $66.8 million, or 0.4%, to $15.29 billion and the average balance of total borrowed funds decreased $11.7 million, or 0.2%, to $5.74 billion for the three months ended December 31, 2019.

•
A decrease in interest and dividend income of $4.2 million, or 1.6%, to $260.4 million as compared to the third quarter of 2019, primarily attributed to the average balance of net loans, which decreased $202.8 million, mainly from paydowns and payoffs, partially offset by loan originations. The weighted average yield on net loans decreased 3 basis points to 4.24%.

•
Prepayment penalties, which are included in interest income, totaled $5.4 million for the three months ended December 31, 2019 as compared to $5.2 million for the three months ended September 30, 2019.

Net interest margin increased 8 basis points to 2.61% for the three months ended December 31, 2019 compared to the three months ended September 30, 2019, driven primarily by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $20.5 million for the three months ended December 31, 2019, an increase of $5.7 million, as compared to $14.8 million for the third quarter of 2019. The increase in non-interest income was primarily due to a $2.6 million increase in net gains on our equipment finance portfolio, a $1.5 million increase in customer swap fee income and a $1.0 million increase in fees and service charges.
Total non-interest expenses were $106.8 million for the three months ended December 31, 2019, a decrease of $1.9 million, or 1.7%, as compared to the third quarter of 2019. The change was primarily due to a decrease in compensation and benefit expense of $4.3 million, driven mainly by accelerated stock compensation expense related to the settlement of our shareholder litigation and employee severance expense related to a workforce reduction recorded during the three months ended September 30, 2019. Partially offsetting this decrease, other non-interest expense increased $2.9 million driven by overdraft losses and customer swap expense.
Income tax expense was $32.2 million for the three months ended December 31, 2019 and $21.0 million for the three months ended September 30, 2019. The effective tax rate was 39.8% for the three months ended December 31, 2019 and 28.8% for the three months ended September 30, 2019. The increase in the effective tax rate was primarily related to a clarification of the change in New Jersey state tax law.

Fourth Quarter 2019 compared to Fourth Quarter 2018
For the fourth quarter of 2019, net income totaled $48.7 million, an increase of $15.4 million as compared to $33.3 million in the fourth quarter of 2018. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, fourth quarter of 2019 net interest income decreased by $531,000, or 0.3%, as compared to the fourth quarter of 2018 due to:

•
Interest expense increased $6.5 million, or 7.6%, primarily attributed to the average balance of total borrowed funds, which increased $777.4 million, or 15.7%, to $5.74 billion, and the average balance of interest-bearing deposits, which increased $112.8 million, or 0.7%, to $15.29 billion for the three months ended December 31, 2019. The weighted average cost of interest-bearing liabilities increased 5 basis points to 1.74% for the three months ended December 31, 2019.

•
An increase in interest and dividend income of $6.0 million, or 2.3%, to $260.4 million, primarily as a result of a $541.6 million increase in the average balance of net loans, mainly from loan originations, partially offset by paydowns and payoffs. The weighted average yield on net loans increased 2 basis points to 4.24%.

•	Prepayment penalties, which are included in interest income, totaled $5.4 million for the three months ended December 31, 2019 as compared to $5.2 million for the three months ended December 31, 2018.
Net interest margin decreased 8 basis points year over year to 2.61% for the three months ended December 31, 2019 from 2.69% for the three months ended December 31, 2018, primarily driven by the higher cost of interest-bearing liabilities.
Total non-interest income was $20.5 million for the three months ended December 31, 2019, an increase of $41.3 million year over year. Excluding the $32.8 million loss on the sale of securities in the fourth quarter of 2018, total non-interest income increased $8.4 million as compared with the three months ended December 31, 2018. This increase was primarily due to an increase of $3.9 million in customer swap fee income, an increase of $2.1 million in net gains on our equipment finance portfolio and an increase of $1.5 million in gain on loans.
Total non-interest expenses were $106.8 million for the three months ended December 31, 2019, an increase of $4.6 million, or 4.5%, year over year. The increase was due to an increase of $2.5 million in compensation and benefit expense and other non-interest expense which increased $2.2 million.
Income tax expense was $32.2 million for the three months ended December 31, 2019 and $9.5 million for the three months ended December 31, 2018. The effective tax rate was 39.8% for the three months ended December 31, 2019 and 22.1% for the three months ended December 31, 2018. The increase in the effective tax rate was primarily related to a clarification of the change in New Jersey state tax law. In addition, the effective tax rate for the three months ended December 31, 2018 was positively impacted by a charitable contribution to the State of New Jersey’s Neighborhood Revitalization Tax Credit Program, which provided a $1.0 million tax credit.

Year Ended December 31, 2019 compared to Year Ended December 31, 2018
Net income decreased by $7.1 million year over year to $195.5 million for the year ended December 31, 2019. The change in net income year over year is the result of the following:
Net interest income decreased by $24.9 million as compared to the year ended December 31, 2018 due to:

•
Interest expense increased by $96.7 million, or 33.5%, to $385.1 million for the year ended December 31, 2019, as compared to $288.4 million for the year ended December 31, 2018, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 38 basis points to 1.84% for the year ended December 31, 2019. The average balance of total borrowed funds increased $712.3 million, or 14.5%, to $5.61 billion for the year ended December 31, 2019 and the average balance of interest-bearing deposits increased $510.4 million, or 3.5%, to $15.32 billion.

•
Total interest and dividend income increased by $71.8 million, or 7.4%, to $1.04 billion for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily attributed to a $1.08 billion increase in the average balance of net loans mainly from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 6 basis points to 4.23% primarily driven by higher average yields on new loan origination volume, partially offset by a decrease in prepayment penalties. In addition, the weighted average yield on securities increased 34 basis points to 2.90%.

•	Prepayment penalties, which are included in interest income, totaled $16.8 million for the year ended December 31, 2019, as compared to $20.6 million for the year ended December 31, 2018.
Net interest margin decreased 22 basis points to 2.54% for the year ended December 31, 2019 from 2.76% for the year ended December 31, 2018, primarily driven by the higher cost of interest-bearing liabilities, partially offset by the higher yield on interest-earning assets.
Total non-interest income was $53.4 million for the year ended December 31, 2019, an increase of $43.3 million as compared to the year ended December 31, 2018. The increase was primarily due to an increase of $26.1 million in non-interest income on securities predominately resulting from a $5.7 million loss on the sale of securities during 2019 as compared to a $32.8 million loss on the sale of securities during 2018. In addition, other income increased $11.8 million primarily attributed to customer swap fee income, gains on our equipment finance portfolio, non-depository investment products and a sale-leaseback transaction.
Total non-interest expenses were $422.8 million for the year ended December 31, 2019, an increase of $15.1 million, or 3.7%, as compared to the year ended December 31, 2018. This increase was due to an increase of $7.9 million in compensation and fringe benefit expense, an increase of $4.8 million in other non-interest expense, an increase of $4.2 million in data processing and communication expense, and an increase of $2.0 million in professional fees. These increases were partially offset by a decrease of $4.6 million in federal insurance premiums.
Income tax expense was $91.2 million for the year ended December 31, 2019 compared to $67.8 million for the year ended December 31, 2018. The effective tax rate was 31.8% for the year ended December 31, 2019 and 25.1% for the year ended December 31, 2018. The increase in the tax rate was primarily related to a clarification of the change in New Jersey state tax law.

Asset Quality
Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. At December 31, 2019, our allowance for loan losses and related year-ended provision were impacted by improved credit quality, including the level of non-accrual loans and charge-offs/recoveries, and modest loan growth. For the three months ended December 31, 2019, our provision for loan losses was a $1.5 million addition to the allowance for loan losses, compared to a reduction to the allowance for loan losses of $2.5 million for the three months ended September 30, 2019 and an addition to the allowance for loan losses of $3.5 million for the three months ended December 31, 2018. For the three months ended December 31, 2019, net charge-offs were $1.4 million compared to net charge-offs of $1.5 million for the three months ended September 30, 2019 and net recoveries of $1.5 million for the three months ended December 31, 2018. Our provision was a $1.0 million reduction to the allowance for loan losses for the year ended December 31, 2019 and a $12.0 million addition to the allowance for the year ended December 31, 2018. For the year ended December 31, 2019, net charge-offs were $6.7 million compared to $7.2 million for the year ended December 31, 2018.
Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.
Total non-accrual loans were $95.2 million, or 0.44% of total loans, at December 31, 2019 compared to $92.1 million, or 0.42% of total loans, at September 30, 2019 and $124.9 million, or 0.58% of total loans, at December 31, 2018. We continue to proactively and diligently work to resolve our troubled loans.
At December 31, 2019, there were $36.6 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.0 million were residential and consumer loans, $7.2 million were commercial and industrial loans and $2.4 million were commercial real estate loans. TDRs of $13.1 million were classified as accruing and $23.5 million were classified as non-accrual at December 31, 2019.
The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	111	$23.4	89	$17.6	104	$20.9	113	$24.8	97	$20.2
Construction	—	—	—	—	—	—	—	—	3	9.2
Multi-family	5	45.6	9	16.0	7	12.0	11	29.6	6	23.1
Commercial real estate	9	6.8	7	17.8	5	26.6	4	4.5	7	5.5
Commercial and industrial	16	7.8	9	5.9	5	1.1	15	11.3	9	2.1
Total 30 to 59 days past due	141	83.6	114	57.3	121	60.6	143	70.2	122	60.1
60 to 89 days past due:
Residential and consumer	33	6.5	46	11.6	30	5.5	37	7.1	37	9.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	1	1.9	2	3.5	2	17.2	1	1.1	1	2.6
Commercial real estate	—	—	3	3.2	4	6.9	—	—	1	3.4
Commercial and industrial	6	2.0	5	4.7	4	4.1	7	3.8	5	0.9
Total 60 to 89 days past due	40	10.4	56	23.0	40	33.7	45	12.0	44	16.1
Total accruing past due loans	181	$94.0	170	$80.3	161	$94.3	188	$82.2	166	$76.2
Non-accrual:
Residential and consumer	255	$47.4	261	$48.2	275	$51.2	296	$56.4	320	$59.0
Construction	—	—	—	—	1	0.2	1	0.2	1	0.2
Multi-family	8	23.3	6	19.6	14	34.1	14	34.1	15	33.9
Commercial real estate	22	12.0	30	12.3	27	8.1	32	9.8	35	12.4
Commercial and industrial	18	12.5	16	12.0	13	18.0	14	17.2	14	19.4
Total non-accrual loans	303	$95.2	313	$92.1	330	$111.6	357	$117.7	385	$124.9
Accruing troubled debt restructured loans	57	$13.1	58	$12.5	56	$12.2	54	$13.6	54	$13.6
Non-accrual loans to total loans		0.44%		0.42%		0.51%		0.54%		0.58%
Allowance for loan losses as a percent of non-accrual loans		239.66%		247.62%		207.83%		199.44%		188.78%
Allowance for loan losses as a percent of total loans		1.05%		1.05%		1.05%		1.08%		1.09%

Balance Sheet Summary

Total assets increased $469.8 million, or 1.8%, to $26.70 billion at December 31, 2019 from December 31, 2018. Net loans increased $97.9 million, or 0.5%, to $21.48 billion at December 31, 2019. Securities increased $167.2 million, or 4.5%, to $3.85 billion at December 31, 2019.

Effective January 1, 2019, the Company adopted new accounting guidance that requires leases to be recognized on our Consolidated Balance Sheet as a right-of-use asset and a lease liability. Our operating lease right-of-use assets and operating lease liabilities were $175.1 million and $185.8 million, respectively, at December 31, 2019.

The detail of the loan portfolio (including PCI loans) is below:

	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Commercial Loans:
Multi-family loans	$7,813,236	7,995,095	8,165,187
Commercial real estate loans	4,831,347	4,771,928	4,786,825
Commercial and industrial loans	2,951,306	2,681,577	2,389,756
Construction loans	262,866	289,857	227,015
Total commercial loans	15,858,755	15,738,457	15,568,783
Residential mortgage loans	5,144,718	5,307,412	5,351,115
Consumer and other	699,796	700,341	707,866
Total Loans	21,703,269	21,746,210	21,627,764
Deferred fees, premiums and other, net	907	(1,991)	(13,811)
Allowance for loan losses	(228,120)	(227,985)	(235,817)
Net loans	$21,476,056	21,516,234	21,378,136

During the year ended December 31, 2019, we originated $1.27 billion in commercial and industrial loans, $861.0 million in commercial real estate loans, $793.6 million in multi-family loans, $462.6 million in residential loans, $76.2 million in consumer and other loans and $69.8 million in construction loans. The growth in the loan portfolio reflects our continued focus on growing and diversifying our loan portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended December 31, 2019, we purchased loans totaling $294.1 million from these entities. In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $269.8 million during the year ended December 31, 2019.

The allowance for loan losses decreased by $7.7 million to $228.1 million at December 31, 2019 from $235.8 million at December 31, 2018. Our allowance for loan losses was positively impacted by improved credit quality, including the level of non-accrual loans and charge-offs/recoveries, and modest loan growth. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At December 31, 2019, our allowance for loan losses as a percent of total loans was 1.05%, a decrease from 1.09% at December 31, 2018 which was driven by the factors noted above.

Securities increased by $167.2 million, or 4.5%, to $3.85 billion at December 31, 2019 from $3.68 billion at December 31, 2018. This increase was primarily a result of purchases, partially offset by sales and paydowns.

Deposits increased by $280.1 million, or 1.6%, from $17.58 billion at December 31, 2018 to $17.86 billion at December 31, 2019 primarily driven by increases in interest-bearing checking and money market accounts, partially offset by decreases in time deposit and non-interest checking accounts. Checking accounts increased $665.8 million to $7.99 billion at December 31, 2019 from $7.32 billion at December 31, 2018. Core deposits (savings, checking and money market) represented approximately 78% of our total deposit portfolio at December 31, 2019 compared to 74% at December 31, 2018.

Borrowed funds increased by $391.4 million, or 7.2%, to $5.83 billion at December 31, 2019 from $5.44 billion at December 31, 2018 to help fund the growth of the security and loan portfolios and our share repurchases.

Stockholders’ equity decreased by $383.4 million to $2.62 billion at December 31, 2019 from $3.01 billion at December 31, 2018, primarily attributed to the repurchase of 39.4 million shares of common stock for $475.9 million and cash dividends of $0.44 per share totaling $122.2 million during the year ended December 31, 2019. As previously noted, during December 2019, the Company repurchased 27,318,628 shares beneficially owned by Blue Harbour for approximately $335.7 million. These decreases were partially offset by net income of $195.5 million and share-based plan activity of $26.3 million for the year ended December 31, 2019. The Bank remains above the FDIC’s “well capitalized” standards, with a Tier 1 Leverage Ratio of 8.27% at December 31, 2019.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2019 operated from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.

Earnings Conference Call January 30, 2020 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, January 30, 2020 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10137873

A telephone replay will be available beginning on January 30, 2020 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on April 30, 2020. The replay number is (877) 344-7529, password 10137873. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31, 2019	September 30, 2019	December 31, 2018
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$174,915	195,400	196,891
Equity securities	6,039	6,030	5,793
Debt securities available-for-sale, at estimated fair value	2,695,390	2,644,024	2,122,162
Debt securities held-to-maturity, net (estimated fair value of $1,190,104, $1,158,769 and $1,558,564 at December 31, 2019, September 30, 2019 and December 31, 2018, respectively)	1,148,815	1,117,699	1,555,137
Loans receivable, net	21,476,056	21,516,234	21,378,136
Loans held-for-sale	29,797	31,373	4,074
Federal Home Loan Bank stock	267,219	273,996	260,234
Accrued interest receivable	79,313	83,951	77,501
Other real estate owned and other repossessed assets	13,538	12,675	6,911
Office properties and equipment, net	169,614	171,266	177,432
Operating lease right-of-use assets	175,143	179,632	—
Net deferred tax asset	64,220	108,634	104,411
Bank owned life insurance	218,517	216,925	211,914
Goodwill and intangible assets	97,869	97,566	99,063
Other assets	82,321	69,758	29,349
Total assets	$26,698,766	26,725,163	26,229,008
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$17,860,338	17,672,756	17,580,269
Borrowed funds	5,827,111	5,694,553	5,435,681
Advance payments by borrowers for taxes and insurance	121,719	147,359	129,891
Operating lease liabilities	185,827	189,927	—
Other liabilities	81,821	89,201	77,837
Total liabilities	24,076,816	23,793,796	23,223,678
Stockholders’ equity	2,621,950	2,931,367	3,005,330
Total liabilities and stockholders’ equity	$26,698,766	26,725,163	26,229,008

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$228,005	231,734	221,566	912,091	854,595
Securities:
GSE obligations	336	343	267	1,212	1,080
Mortgage-backed securities	23,642	23,978	21,627	95,133	80,906
Equity	35	36	34	143	134
Municipal bonds and other debt	3,052	3,186	5,755	11,494	13,060
Interest-bearing deposits	840	821	894	2,805	2,435
Federal Home Loan Bank stock	4,470	4,456	4,278	17,341	16,206
Total interest and dividend income	260,380	264,554	254,421	1,040,219	968,416
Interest expense:
Deposits	60,635	67,972	58,279	261,857	188,645
Borrowed funds	30,970	32,130	26,836	123,289	99,754
Total interest expense	91,605	100,102	85,115	385,146	288,399
Net interest income	168,775	164,452	169,306	655,073	680,017
Provision for loan losses	1,500	(2,500)	3,500	(1,000)	12,000
Net interest income after provision for loan losses	167,275	166,952	165,806	656,073	668,017
Non-interest income:
Fees and service charges	6,819	5,796	5,948	23,604	22,142
Income on bank owned life insurance	1,593	1,832	1,501	6,542	5,926
Gain on loans, net	2,218	1,679	746	5,345	2,144
(Loss) gain on securities, net	(13)	30	(32,802)	(5,536)	(31,604)
Gain on sales of other real estate owned, net	282	358	573	1,145	923
Other income	9,559	5,085	3,240	22,313	10,550
Total non-interest income	20,458	14,780	(20,794)	53,413	10,081
Non-interest expense:
Compensation and fringe benefits	59,327	63,603	56,789	243,782	235,928
Advertising and promotional expense	3,005	2,994	3,931	13,893	13,054
Office occupancy and equipment expense	16,700	15,702	17,093	63,996	63,539
Federal insurance premiums	3,300	3,300	3,800	13,200	17,760
General and administrative	559	487	626	2,222	2,328
Professional fees	4,897	6,010	3,497	17,308	15,278
Data processing and communication	7,998	8,348	7,491	31,987	27,810
Other operating expenses	11,037	8,274	8,996	36,366	31,983
Total non-interest expenses	106,823	108,718	102,223	422,754	407,680
Income before income tax expense	80,910	73,014	42,789	286,732	270,418
Income tax expense	32,180	21,042	9,459	91,248	67,842
Net income	$48,730	51,972	33,330	195,484	202,576
Basic earnings per share	$0.19	0.20	0.12	0.75	0.72
Diluted earnings per share	$0.19	0.20	0.12	0.74	0.72

Basic weighted average shares outstanding	256,559,205	261,678,994	274,909,840	262,202,598	281,925,219
Diluted weighted average shares outstanding	257,006,084	261,812,970	275,249,994	262,519,788	282,791,859

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$280,790	840	1.20%	$224,882	821	1.46%	$246,322	894	1.45%
Equity securities	6,036	35	2.32%	6,001	36	2.40%	5,796	34	2.35%
Debt securities available-for-sale	2,624,612	18,021	2.75%	2,591,055	18,167	2.80%	2,141,255	13,254	2.48%
Debt securities held-to-maturity	1,131,386	9,009	3.19%	1,131,194	9,340	3.30%	1,583,201	14,395	3.64%
Net loans	21,519,941	228,005	4.24%	21,722,751	231,734	4.27%	20,978,370	221,566	4.22%
Federal Home Loan Bank stock	276,965	4,470	6.46%	279,356	4,456	6.38%	249,454	4,278	6.86%
Total interest-earning assets	25,839,730	260,380	4.03%	25,955,239	264,554	4.08%	25,204,398	254,421	4.04%
Non-interest earning assets	1,009,868			992,118			681,282
Total assets	$26,849,598			$26,947,357			$25,885,680

Interest-bearing liabilities:
Savings	$2,040,678	4,592	0.90%	$1,958,748	4,377	0.89%	$2,064,286	3,535	0.68%
Interest-bearing checking	5,344,156	19,403	1.45%	4,894,643	21,094	1.72%	4,857,070	19,075	1.57%
Money market accounts	3,739,126	14,770	1.58%	3,750,846	16,065	1.71%	3,657,772	13,562	1.48%
Certificates of deposit	4,169,591	21,870	2.10%	4,756,086	26,436	2.22%	4,601,607	22,107	1.92%
Total interest-bearing deposits	15,293,551	60,635	1.59%	15,360,323	67,972	1.77%	15,180,735	58,279	1.54%
Borrowed funds	5,744,538	30,970	2.16%	5,756,197	32,130	2.23%	4,967,147	26,836	2.16%
Total interest-bearing liabilities	21,038,089	91,605	1.74%	21,116,520	100,102	1.90%	20,147,882	85,115	1.69%
Non-interest-bearing liabilities	2,906,473			2,892,067			2,706,262
Total liabilities	23,944,562			24,008,587			22,854,144
Stockholders’ equity	2,905,036			2,938,770			3,031,536
Total liabilities and stockholders’ equity	$26,849,598			$26,947,357			$25,885,680

Net interest income		$168,775			$164,452			$169,306

Net interest rate spread			2.29%			2.18%			2.35%

Net interest earning assets	$4,801,641			$4,838,719			$5,056,516

Net interest margin			2.61%			2.53%			2.69%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23	X		1.23	X		1.25	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Year Ended
	December 31, 2019			December 31, 2018
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$215,447	2,805	1.30%	$212,980	2,435	1.14%
Equity securities	5,938	143	2.41%	5,754	134	2.33%
Debt securities available-for-sale	2,395,047	67,822	2.83%	2,042,129	46,057	2.26%
Debt securities held-to-maturity	1,317,322	40,017	3.04%	1,668,106	48,989	2.94%
Net loans	21,576,829	912,091	4.23%	20,498,857	854,595	4.17%
Federal Home Loan Bank stock	274,661	17,341	6.31%	247,513	16,206	6.55%
Total interest-earning assets	25,785,244	1,040,219	4.03%	24,675,339	968,416	3.92%
Non-interest earning assets	975,585			707,370
Total assets	$26,760,829			$25,382,709

Interest-bearing liabilities:
Savings	$1,985,142	17,148	0.86%	$2,170,510	13,240	0.61%
Interest-bearing checking	5,020,991	84,698	1.69%	4,651,313	62,447	1.34%
Money market accounts	3,703,413	60,896	1.64%	3,837,174	46,394	1.21%
Certificates of deposit	4,609,274	99,115	2.15%	4,149,438	66,564	1.60%
Total interest bearing deposits	15,318,820	261,857	1.71%	14,808,435	188,645	1.27%
Borrowed funds	5,611,206	123,289	2.20%	4,898,867	99,754	2.04%
Total interest-bearing liabilities	20,930,026	385,146	1.84%	19,707,302	288,399	1.46%
Non-interest-bearing liabilities	2,887,601			2,590,675
Total liabilities	23,817,627			22,297,977
Stockholders’ equity	2,943,202			3,084,732
Total liabilities and stockholders’ equity	$26,760,829			$25,382,709

Net interest income		$655,073			$680,017

Net interest rate spread			2.19%			2.46%

Net interest earning assets	$4,855,218			$4,968,037

Net interest margin			2.54%			2.76%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23	X		1.25	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Return on average assets	0.73%	0.77%	0.52%	0.73%	0.80%
Return on average equity	6.71%	7.07%	4.40%	6.64%	6.57%
Return on average tangible equity	6.94%	7.32%	4.55%	6.87%	6.79%
Interest rate spread	2.29%	2.18%	2.35%	2.19%	2.46%
Net interest margin	2.61%	2.53%	2.69%	2.54%	2.76%
Efficiency ratio	56.45%	60.66%	68.83%	59.67%	59.08%
Non-interest expense to average total assets	1.59%	1.61%	1.58%	1.58%	1.61%
Average interest-earning assets to average interest-bearing liabilities	1.23	1.23	1.25	1.23	1.25

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		December 31, 2019	September 30, 2019	December 31, 2018
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.46%	0.44%	0.55%
Non-performing loans as a percent of total loans		0.50%	0.48%	0.64%
Allowance for loan losses as a percent of non-accrual loans		239.66%	247.62%	188.78%
Allowance for loan losses as a percent of total loans		1.05%	1.05%	1.09%

Capital Ratios:
Tier 1 Leverage Ratio (1)		8.27%	9.68%	10.28%
Common equity tier 1 risk-based (1)		11.03%	12.95%	13.41%
Tier 1 Risk-Based Capital (1)		11.03%	12.95%	13.41%
Total Risk-Based Capital (1)		12.18%	14.10%	14.60%
Equity to total assets (period end)		9.82%	10.97%	11.46%
Average equity to average assets		10.82%	10.91%	11.71%
Tangible capital to tangible assets (2)		9.49%	10.64%	11.12%
Book value per common share (2)		$11.11	$11.13	$10.95
Tangible book value per common share (2)		$10.69	$10.76	$10.59

Other Data:
Number of full service offices		147	147	151
Full time equivalent employees		1,761	1,887	1,928

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	December 31, 2019	September 30, 2019	December 31, 2018

Total stockholders’ equity	$2,621,950	2,931,367	3,005,330
Goodwill and intangible assets	97,869	97,566	99,063
Tangible stockholders’ equity	$2,524,081	2,833,801	2,906,267

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(111,630,950)	(84,314,431)	(72,797,738)
Shares outstanding	247,439,902	274,756,421	286,273,114
Unallocated ESOP shares	(11,368,750)	(11,487,175)	(11,842,448)
Book value shares	236,071,152	263,269,246	274,430,666

Book Value per Share	$11.11	$11.13	$10.95
Tangible Book Value per Share	$10.69	$10.76	$10.59

Total assets	$26,698,766	26,725,163	26,229,008
Goodwill and intangible assets	97,869	97,566	99,063
Tangible assets	$26,600,897	26,627,597	26,129,945

Tangible capital to tangible assets	9.49%	10.64%	11.12%